Exhibit 99.1

Monster Offers and National Development Institute Announce Launch of World Share Nonprofit Alliance

Nonprofit Alliance is formed to better serve the social media networking needs of the charitable sector.

San Diego, CA (PRWEB) November 7, 2010

Monster Offers (OTC-BB: MONT) today announced that is has executed an agreement with the National Development Institute to form the WORLD SHARE NONPROFIT ALLIANCE (WSNPA) to better serve the social media networking needs of the charitable sector, both domestically and abroad.

The purpose of WORLD SHARE is to define, expand, and promote social media marketing to the nonprofit sector. Business and technology leaders from the largest and most tenured organizations will provide the nonprofit social media movement both energy and leadership as members of the WORLD SHARE's Advisory Council. Nonprofit Marketing Professionals will join WORLD SHARE to grow their skills set using the most current and highly effective social media campaign strategies and techniques.

Jimmy LaRose, founder of the NATIONAL DEVELOPMENT INSTITUE commented, "The charitable sector is at least two years behind its for-profit counterparts in using social media to enhance the relationship building experience critical to nonprofit advancement. WORLD SHARE ensures that Volunteers, Donors, Board Members, Executives, Staff, and Clients understand the value of a collaborative virtual community that allows them to better accomplish their agency mission. NDI's strategic alliance with publically held Monster Offers provides the nonprofit community the quality assurance and confidence they need to integrate social media marketing into their community outreach initiatives."

Paul R. Gain, CEO of Monster Offers shared, "We chose to launch WORLD SHARE with the National Development Institute because of their reputation and proven commitment to nonprofits. Their rich and long history of service to thousands of charities both domestic and around the world demonstrated to our team that NDI is trusted by the organizations that need social media marketing the most."

The WORLD SHARE platform will be deployed first quarter 2011 at http://www.WSNPA.com.

Nonprofit Executives are encouraged to visit http://www.monsteroffers.com or http://www.nonprofitconferences.org to learn more about the WORLD SHARE NONPROFIT ALLIANCE.

This release is for informational purposes only and is neither an offer to purchase nor the solicitation of an offer to sell any securities of the Company.


About Monster Offers:

Monster Offers is an emerging online technology company specializing in social media commerce and advertising solutions for large Companies and Non Profit Organizations.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the management appointment described in this press release, and other risks identified in the filings by Monster Offers (MONT), with the Securities and Exchange Commission. Further information on risks faced by MONT are detailed in the Form 10-K for the year ended December 31, 2009, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Monster Offers does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Monster Offers
CONTACT: Monster Offers Investor Relations - (760) 208-4905

                                    # # #